EXHIBIT 99.1

For Further Information:

The Sands Regent	CCG Investor Relations
345 North Arlington Avenue	15300 Ventura Boulevard, Suite 303
Reno, NV 89501	Sherman Oaks, CA 91403
(775) 348-2210	(818) 789-0100
(775) 348-6241 Fax	(818) 789-1152 Fax
Contact: Ferenc Szony, President & CEO	Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS THIRD QUARTER AND

FISCAL 2005 YEAR-TO-DATE FINANCIAL RESULTS

•	Operating income increases year over year from $145,000 to $802,000 for the third quarter and from $2.1 million to $5.3 million for the year to date.

•	EBITDAR increases year over year from $1.3 million to $2.5 million for the third quarter and from $5.5 million to $10.5 million for the year to date.

•	Conference call scheduled for 10:00 a.m. PDT today.

Reno, Nevada – May 11, 2005 – The Sands Regent (NASDAQ:SNDS) today announced financial results for the third quarter and first nine months of fiscal year 2005, ended March 31, 2005.

For the quarter ended March 31, 2005, consolidated net revenues improved by 39.9% to $18.4 million, from $13.2 million for the quarter ended March 31, 2004. This primarily reflected the inclusion of $6.2 million in net revenues from Rail City Casino in Sparks, Nevada, which The Sands Regent acquired in May 2004. Net revenue from the downtown Sands Regency and Gold Ranch declined 7.1% from the prior-year period as a result of severe weather conditions during the quarter.

The Company’s income from operations improved from $145,000 in the prior-year quarter to $802,000 in the most recent quarter. The improvement also resulted from the inclusion of the third full quarter of Rail City’s results as a subsidiary of The Sands Regent, partially offset by the weather-impacted results at the downtown Reno Sands Regency and the Gold Ranch in Verdi, Nevada.

The Company reported consolidated net income of $259,000, or $0.04 per basic share, $0.03 diluted, for the quarter ended March 31, 2005. This compared to consolidated net income of $30,000, or $0.01 per basic and diluted share for the quarter ended March 31, 2004.

Quarterly EBITDAR for the period ended March 31, 2005 was $2.5 million, 90.3% higher than the $1.3 million in EBITDAR recorded for the prior-year quarter.

For the nine months ended March 31, 2005, consolidated net revenues for The Sands Regent grew 42.6%, to $59.7 million, from $41.8 million for the corresponding prior-year period, again reflecting strong Rail City results. Rail City’s net revenues for the nine-month period totaled $18.5 million.

The Company’s income from operations improved 157.8%, to $5.3 million in the nine months ended March 31, 2005, compared to $2.1 million in the corresponding prior-year period, also reflecting strong Rail City results.

Consolidated net income totaled $2.4 million, or $0.38 per basic share, $0.35 diluted for the nine months ended March 31, 2005, as compared to consolidated net income of $5.4 million, or $1.06 per basic share, $1.01 diluted for the nine months ended March 31, 2004. The results for the prior-year nine-month period included non-operating gains totaling $4.4 million in connection with sale of the Copa Casino. Nine-month EBITDAR grew 89.5% year over year, from $5.5 million in the nine months ended March 31, 2004 to $10.5 million in the nine months ended March 31, 2005.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “We continue to be pleased with the results of Rail City, the latest addition to our portfolio of properties. Unusually severe winter weather during the third quarter adversely impacted results at our downtown Sands Regency property and at Gold Ranch, which are more dependent on tourist traffic. In April, the downtown Sands Regency and Gold Ranch continued to be affected by unusual weather patterns. Rail City, with its customer base consisting almost exclusively of residents of the greater Reno/Sparks area, provided diversification and balance to our results.”

Mr. Szony continued, “As previously announced, our pending acquisition of the Depot Casino and Red Hawk Sports Bar in Dayton, Nevada will allow us to continue to pursue our strategy of diversification. We expect to close on the Dayton transaction in the first quarter of fiscal 2006.”

Mr. Szony concluded, “We continue to pay down long-term debt, which stood at $36.9 million at June 30, 2004 and has declined to $21.4 million at March 31, 2005.”

Management of The Sands Regent will host a conference call to discuss its third-quarter and nine-month financial results today, Wednesday, May 11, at 10:00 a.m. PDT. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496, International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Wednesday, May 11 at 12 noon PDT through Wednesday, May 18 at 9:00 p.m. PDT; call (800) 642-1687 and enter the conference ID number 6073820; international callers should call (706) 645-9291.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada. The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company’s property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). Web site: www.railcity.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company’s management team general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2004, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contact:

FERENC B. SZONY, PRESIDENT AND CHIEF EXECUTIVE OFFICER

The Sands Regent

(775) 348-2210

or

SEAN COLLINS, PARTNER

CCG Investor Relations

(818) 789-0100

(financial tables follow)

THE SANDS REGENT

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	THREE MONTHS ENDED MARCH 31,		NINE MONTHS ENDED MARCH 31,
(Dollars in thousands, except per share amounts)	2004	2005	2004	2005
Operating revenues
Gaming	$6,762	$11,786	$20,210	$36,117
Lodging	1,893	1,692	6,802	6,555
Food and beverage	1,609	2,845	4,834	8,678
Fuel and convenience store	3,558	3,562	11,735	12,345
Other	358	439	1,194	1,388

Gross revenues	14,180	20,324	44,775	65,083
Promotional allowances	1,007	1,892	2,937	5,419

Net revenues	13,173	18,432	41,838	59,664

Operating expenses
Gaming	3,193	4,990	9,110	14,791
Lodging	931	898	3,024	2,939
Food and beverage	1,060	1,800	3,213	5,603
Fuel and convenience store	3,362	3,324	11,074	11,712
Other	138	160	428	460
Maintenance and utilities	1,021	1,410	3,128	4,284
General and administrative	2,323	3,497	6,905	9,966
Depreciation and amortization	1,000	1,551	2,901	4,612

	13,028	17,630	39,783	54,367

Income from operations	145	802	2,055	5,297

Other income (expense)
Interest expense	(109)	(438)	(498)	(1,843)
Collections on previously reserved note receivable	—	—	4,393	—
Insurance settlement	—	—	—	200
Other, net	4	—	(83)	(64)

	(105)	(438)	3,812	(1,707)

Income before income taxes	40	364	5,867	3,590
Income tax provision	(10)	(105)	(420)	(1,193)

Net income	$30	$259	$5,447	$2,397

Net income per share
Basic	$0.01	$0.04	$1.06	$0.38
Diluted	$0.01	$0.03	$1.01	$0.35
Weighted average of shares outstanding
Basic	5,245,847	6,950,299	5,124,527	6,305,337
Diluted	5,579,159	7,504,772	5,402,102	6,851,335
EBITDAR (3)	$1,337	$2,544	$5,532	$10,482

THE SANDS REGENT

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	THREE MONTHS ENDED MARCH 31,		NINE MONTHS ENDED MARCH 31,
(Dollars in thousands, except per share amounts)	2004	2005	2004	2005
Reconciliation of Net Income to EBITDAR
Net income	30	259	5,447	2,397
Interest expense	109	438	498	1,843
Income tax provision	10	105	420	1,193
(Gain) loss on disposal of property and abandonment of new project	(4)	—	83	64
Gain on previously reserved note receivable (1)	—	—	(4,393)	—
Gain on non-recurring insurance settlement (2)	—	—	—	(200)
Rent and management fees	192	191	576	573
Depreciation and amortization	1,000	1,551	2,901	4,612

EBITDAR (3)	$1,337	$2,544	$5,532	$10,482

(1)	In the nine months ended March 31, 2004, we recognized a $4.4 million gain on a promissory note held by us in connection with a December 1998 sale of our interest in the Copa Casino in Gulfport, Mississippi.

(2)	In June 2003, we realized a loss of $547,000, which stemmed from a personal injury lawsuit filed against us. The Company had a personal injury claim filed against it, from which we were insured against loss, subject to a deductible. However, subsequent to the incident which under lied the claim, we were informed that our insurance carrier had become insolvent and unable to pay any claims. The Company sought relief from its insurance broker and received partial recovery ($200,000) of our loss in October 2004.

(3)	EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, and any gain (loss) on the sale or disposal of property or subsidiaries. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company's EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported "EBITDA" data. However, Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company's financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company's sole discretion, the rental expense would be available for other uses by the Company.

THE SANDS REGENT

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	JUNE 30,	MARCH 31,
(Dollars in thousands except share data)	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$5,443	$3,722
Accounts receivable, net	714	381
Inventories	775	736
Prepaid expenses and other assets	2,014	1,635

Total current assets	8,946	6,474

Property and equipment:
Land	10,007	10,007
Buildings and improvements	42,823	43,606
Equipment, furniture and fixtures	24,634	25,871
Construction in progress	387	1,336

Total property and equipment	77,851	80,820
Less accumulated depreciation and amortization	37,993	41,536

Property and equipment, net	39,858	39,284

Other assets:
Goodwill	28,674	28,642
Other intangibles	13,011	12,580
Other	1,104	1,023

Total other assets	42,789	42,245

Total assets	$91,593	$88,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,380	$2,883
Accrued salaries, wages and benefits	2,384	2,307
Other accrued expenses	465	361
Federal income tax payable	768	437
Deferred federal income tax liability	258	283
Current maturities of long-term debt	3,144	3,520

Total current liabilities	10,399	9,791
Long-term debt	33,799	17,916
Deferred federal income tax liability	1,852	2,305

Total liabilities	46,050	30,012

Common stock ($.10 par value, 20,000,000 shares authorized; 8,049,555 and 9,376,766 shares issued)	805	938
Additional paid-in capital	17,018	26,936
Retained earnings	50,078	52,475

	67,901	80,349
Treasury stock (at cost; 2,403,000 shares)	(22,358)	(22,358)

Total stockholders’ equity	45,543	57,991

Total liabilities and stockholders’ equity	$91,593	$88,003

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.